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Wheeling - Pittsburgh Corporation

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Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

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The following is a transcript of the webcast of Esmark’s investment community presentation held on July 26, 2006 which has been posted to Esmark’s website at http//www.esmark.com.

* * *

<<Operator>>

Ladies and gentlemen, we are about to begin. Welcome to today’s Esmark Incorporated presentation. I would now like to turn the call over to John Dillard of Edelman Financial.

<<John Dillard, Edelman Financial>>

All right I think we’re ready. Good morning everyone and I’m John Dillard with Edelman Financial Communications and I wanted to welcome everyone at the Waldorf Astoria Hotel in New York City for Esmark’s meeting with the Investment Community. Today’s meeting will be recorded and before we get started, I would like to remind everyone that this presentation and the subsequent Q&A session with members of the Investment Community will contain forward-looking statements that are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially.

In addition, as previously noted in Esmark’s press release, Esmark has filed a preliminary proxy statement with the SEC on July 21, 2006 related to the solicitation of proxy’s for the election of a slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pittsburgh Corporation, which has not yet been scheduled. Esmark requests that you read the definitive proxy statement in its entirety when it becomes available.

At this time, I would like to ask everyone to please turn off their cellphones. I would like to introduce James P. Bouchard, Chairman and Chief Executive Officer of Esmark, go ahead sir.

<<James Bouchard, Chairman and Chief Executive Officer>>

Thank you Jonathan and I would like to welcome everybody and good morning to everybody and for joining us here. It’s nice to be back in New York. Esmark was really founded here, as you know Franklin Mutual is our largest investor. But prior to that we came to New York when we really wanted to scale Esmark up, laid out our whole business plan and where we really wanted Esmark to go in the future and turn it into a great you know, American company, a very special company in the North American steel business.

As you know, over the last couple of years we have had tremendous success from Esmark in building it really from the ground up. We’ll describe some of that today. We’ll also describe some of the combination of the Wheeling-Pittsburgh Steel Corporation with Esmark and really how we want to take the platform where we have been today and we want to grow further. And obviously with the help and the assistance of everybody in this room as well as the people on the webcast and the phone, we know how important this community is in New York to the future growth and success of the combined Wheeling-Pittsburgh Steel and Esmark Company going forward. So, we’re very excited about it.

I would like to start off. Wheeling-Pittsburgh had an announcement within the last hour or so. And I would like to say, I want to congratulate Wheeling-Pitt for their earnings and their positive earnings release, one of the very few that they’ve had. But they have announced an operating income with approximately $19 million for the second quarter. That puts them at operating income for the first six months of this year at only about $19 million. If you take the tons they ship that is approximately you know $14, $13 to $15, roughly $14 per ton.

So even though they had positive operating income, that type of income is totally unacceptable to Esmark. You don’t have those type of shipments in this steel environment, they have the earnings that have been released from U.S. Steel, Nucor, Steel Dynamics. AK Steel is currently on a work stoppage and posted positive earnings in the last couple of days, Ipsco and look at all the operating earnings in the steel industry, we are in one of the greatest steel cycles of all time and the first six months of the year they reported operating income of approximately $19 million. That’s not net income, that’s operating income. So we look forward to their August Fourth when they come out with their final earnings.

We have a plan, and we have a management team, and we have a strategic partnership that I will talk about in a second and then elaborate where we will get the cost down at Wheeling-Pitt. We will combine our low cost service center with a low cost production company and become a low cost provider of steel products where the general OEM is siting in the market place today.

So let me describe a little about the management team, which I’ll go into detail later with all the people sitting here, but we will be inserting a management team inside of Wheeling-Pitt headed up by John Goodwin, the person to my left. John will be the Vice Chairman of Mill Operations. Everybody knows John Goodwin, his reputation. John Goodwin was the turnaround artist at the Mon Valley for U.S Steel, who has led their APEX and all plants excellent. Did a phenomenal job. My career at U.S Steel, I worked with John from the commercial side at the Mon Valley and that turnaround was outstanding. Mon Valley won the best run steel operations in the United States. John then went to Gary Works, Gary Works was a struggling flagship though they had tremendous amount of resources put into Gary Works. John put in pre-source teams, teams that went from the plant, the union floor (ph) that went out to the customers, met with the customers, came to the commercial department in Chicago, put a whole new cost accounting system in so we could baseline Gary Works and move it forward.

John put the operating, commercial, financial and did multiple areas and pulled them all together and turned Gary Works into one of the most low cost, most efficient, highly profitable steel operations in the United States and today Gary Works is one of the finest steel operations in the world. John was on that turnaround effort and as you all know, John was the Chief Operating Officer of ISG prior to the merger with Mittal Steel. So John put not only did that start, he put together multiple operations of LTD (Ph) Bethlehem, a tremendous job for the Mittal acquisition. John was also the President, Chief Executive Officer of National Steel and CEO of the Beta Steel, which is a mini mill electric arc furnace operating in Indiana. His over 30 years of experience is unparalleled in the business. Every operator in the United States recognizes him and wants to come to work for John and John has assembled a first class management team that will be inserted at Wheeling-Pitt.

So again, though they have $19 million of operating income, we feel that is totally unacceptable and we really need to have a management team that’s put in place to get that operating cost down or we wouldn’t want to couple our low cost service center if we are not for sure that we are going to get that mill down, you know, this is a fight that’s on and this earnings release that came out and talked out is clearly a fight. Well, we are fighters. One, we could go out there and continue to purchase service centers, family-owned service centers and scale Esmark and make a tremendous amount of money in the greater mid-west area.

We have elected to put a model together that is good for the North American steel business, both the producers, the service centers and the downstream guys that will be complimentary to all the North American producers and service centers in the United States. We will get a low cost supply chain put through or else we wouldn’t be into this fight if we didn’t think it could happen. We would stay to continue to consolidate the service center of the downstream portion of the business. So coming with $19 million to a fight, you know, it’s not much, it’s like bringing a little club with you, okay and we are going to sit there and attack that cost structure. In reference to the CSN strategic alliance, we also, we’re North American guys, you know, North American steel people and I’ll introduce everybody later on. But we are not sitting dormant you know, we deal with all the steel operations and producers today. We hit, we know that the EAF needs to increase productivity and lower that cost.

So we are in discussion and we are currently exploring a lot of different opportunities with Steel Dynamics, such as technology sharing, management consulting and also new raw materials, new state-of-the-art raw materials that they will be able to utilize and their EAFs and we will be able to utilize at our EAF.

Steel Dynamics is a low cost producer in the world and experts in EAF technology. So we are not sitting dormant, we know that we are going to fight for this company or we wouldn’t engage the fight and we are lining up our own strategic partners out there and in discussions with those guys, so we can sit there and tie up the cost structure of Steel Dynamics or rather tie up the cost structure of Wheeling-Pitt. So again, don’t think we are sitting idly by. We are working and by the time we get up, we are here today because we proposed a slate of Directors that we want to see the shareholders of Wheeling-Pittsburgh approve. We will then come in and merge our company together. We will then insert, immediately insert our management team. We will start working on our own strategic alliances both on the slab side as well as the EAF side to create a low cost combination unparalleled with the United States steel industry. That’s what we are about today. So none of it was in my speech, okay and I thought I’d discuss it today because you know, we are fighters, you know that’s what we are about. We have very little overhead, we are day-to-day guys, we are all steel people in the company. We are all multi-generational steel people. We love the United States steel industry, we love the North American steel industry and we would not be sitting here risking our reputation if we don’t think we can create a company unparalleled. We don’t want to be like anybody else. We want to be unparalleled in what we are doing. So what we are going to talk about today is a little of that. I’m going to go into the boring part, because I got to stick to the script here for two pages and then I’m going to come out and start talking about Esmark and what we are going to do and how we are going to combine these two companies.

You can see I’m totally (inaudible). Okay, again we are here today because we want to slate and as you know, in our proxy we are slating a board of directors, an excellent board of directors, very diverse to the shareholders of Wheeling-Pittsburgh Steel. Esmark believes this proposal is compelling and its benefits to Wheeling-Pitt and its stockholders, employees, customers and the communities it operates and I want to emphasize communities and the retirees of Wheeling-Pittsburgh Steel.

Wheeling-Pittsburgh Steel has been around through World War II, World War I. It’s been around, the families around the Ohio Valley needs some new leadership, need this operation in getting costs down, that operation to expand its production, we are committed to that. Our board of directors has been selected, not only to sit there on oversight of the company but also to assist as we grow the communities. Esmark also anticipates replacing some of the current senior management team, with our well qualified management team and significant industry experienced to improve Wheeling-Pitt’s cost structure and financial results.

Like I touched upon that, Wheeling-Pitt has not announced the date of its annual meeting, which was held last year during the first week of August. Wheeling-Pitt would issue on the overview of our transaction, Wheeling-Pitt would issue 26.5 million new common shares to Esmark shareholders valued approximately $473 million based on the closing prices, share prices $786 on July 14th, 2006. Proposed transaction with value Esmark of approximately $273 million and reflects also a $200 million cash infusion from Esmark’s largest shareholder, funds controlled by Franklin Mutual Advisers, LLC immediately prior to the proposed transaction.

Esmark has arranged financing on the latest of the proposed merger including a $350 million facility for the combined company led by JP Morgan Chase in addition to the $200 million Franklin Mutual equity investment. You know, when you have names like JP Morgan Chase and Franklin Mutual. JP Morgan has been our bank since Esmark was formed, they’ve seen our growth, they’ve seen our profitability, they’ve seen the tremendous amount of cash we have generated over the last couple of years.

We have great partners behind us. And those types of partners, when you get an operation like Wheeling-Pitt, that is undercapitalized and they may say they want to grow, but to grow a company you have to have a well-capitalized company. Start getting the cost down, generating the profits, investing back into that operation. Every one of those investments will be back-end; will be higher return on assets, high return on equity of the shareholders and start building a steel company. Nobody is talking about rebuilding a steel company. We are going to rebuild that steel company. Subsequent to the merger, Esmark expects the new company would offer to purchase up to 50% of the shares of the current Wheeling-Pitt stockholders at a price of $20 per share, reflecting a 12% premium to the closing price of $17.86 again on July 14th.

The decision whether the stockholder would tend his or her shares in the offer to be at each stockholders discretion. It was expected the contribution of Esmark’s liquidity, again Esmark is debt free, we are adding in all of our assets, our buildings, facilities, steel receivables that are all insured. We take no risk on our receivables. All into the new combined company. Then we’ll improve the facilities, expand production capabilities and capitalize on the market opportunities. This is what we have done at every one of our Esmark facilities.

It is our track record of what we’ve accomplished, it’s also the track record of what John’s accomplished on the mill operating side and we will put those two things in combination as we rebuild this company. At this point, I’ll standup and I’ll talk a little bit about our board of directors that we have slated, a little bit on their backgrounds and how they were selected.

Al Adkins, the first one that you see up here is the former Chief Accounting Officer. So you are going to get a theme in this presentation of a well-balanced board of metal industry executives, as well as metal industries accounting people. Okay, and also people that are involved in civic, heavy finance, and steel related operations, okay. So there are three areas, the steel side of it, the finance side, and also civic related. All three of those areas, we want to have a very strong board looking at the company as well as the community activities around it. Again, Al Adkins former Chief Accounting Officer from Marathon Oil. Controller of U.S. Steel which was USX at that time. VP of Accounting and Finance with Delhi Gas Pipeline Corporation. Myself, my brother Craig. I’ll go to Clark Burrus former CFO of the City of Chicago. Again the City of Chicago is similar to Cleveland, Pittsburgh struggling with all the ratings, Clark Burrus got Chicago up to AA rated standard, at his time, when he was the Chief Financial Officer for the city. He was the Chairman of the Chicago Transit Authority, which was you know, the buses, everything moving in Chicago was a diaster back before Clark had a hold of it. He totally turned that thing around as one of the most efficient transportation operations in any city in the United States. Vice Chairman of the First Chicago Capital Markets and member of the City of Chicago Board of Education and other numerous things.

Fred Fetterolf, former President, Chief Operating Officer of the largest metals company in the world is currently on the Board of Directors of Aleris. Former Board of Directors of Allegheny Technologies as you know, metals company, Mellon Bank, Praxair, Union Carbide, Quaker State and so on and so on.

Jim Koch, former President again of Old Dominion University, President of the University of Montana a PHD economist, foremost economist in the United States currently on the Board of the MacArthur Foundation, and Bureau of Business and Economic Research. Jim at Old Dominion University you know, with the area that’s in Norfolk, Virginia was racially divided. Jim pulled the University together himself, got involved in the community to bring that whole area together to work together. He did a phenomenal job not only running the University, but got involved in all the civic activities in and around Old Dominion University.

George Munoz, former Assistant Secretary of Management and Chief Financial Officer for the U.S. Treasury Department, CEO of the Overseas Private Investment Corp. President of his own company in Munoz Investment Banking Group. Partner in his law firm, he is a lawyer obviously and currently on the Board of Director of Marriott, Altria and Extra international, and MWH and a current trustee for the National Geographic Society.

Joe Peduzzi, as you know all at Esmark we have based when Esmark started on risk management and our whole inventory management and keeping that down to about two and half months worth of supply, so it matches up to our order base. So we take no inventory risk, we ensure our receivables, we take no receivable risk and Joe has always been a strong believer and strong proponent of his company that he founded, the Tiberius Qualified Master Fund is all about risk management. So, again Joe was asked to be on the Board, he is 41 years of age. We wanted to have to a nice balanced board on age. Some gentlemen in their 70s, 60s, 50s and 40s. So we have good balance and good communication over multi-decades on the board between steel, financial, and some academics.

And Jim Todd, former CEO of Birmingham Steel, which everybody knows is an EAF mini-mill and current CEO of CanAm Corporation, and trustee for Louisville Presbyterian Seminary, now Executive Chair of ABC Polymer Industries LLC, so again a metals related gentlemen. So as you see the theme, people that have been involved in the community, metals industry guys and people that have sat on publicly traded boards, is the board that was selected here that we have put up against the current Wheeling-Pitt board.

The proposed executive management team, some of the gentlemen that are here in front of you obviously myself. I started in the service center side of business at Metron Steel in Chicago. I also worked at Ryerson in the service center side of the business before I went to U.S. Steel, I then went to U.S Steel Europe, U.S. Steel Kosice in Europe and currently the CEO of Esmark.

My brother Craig, first Senior Vice-President of First Chicago was the Chief Executive Officer of NumeriX and currently the President and Chief Financial Officer of Esmark.

Tom Modrowski, who is right here on the far right. Tom was at U.S. Steel. Prior to coming over to Esmark, Tom was the President of Double Eagle, which was a joint venture between U.S. Steel and Rouge, which is the most hi-tech electrogalvanising operation in the world. Tom was involved in the start up and running that and again was the President of the U.S. Steel for that division up in was it Concourse (Ph), Michigan or Dearborn, Michigan. Tom then went on to Esmark. Tom was really involved in our coating comp at ECT on the very beginning, the turnaround selecting his management, his operators, subsequently he bought a second electrogalvanising line and those were all consolidated into our electrocoated technologies, which are both electrogalvanising lines, very small in comparison for what he ran at Double Eagle and Tom has done a phenomenal job. That division has never lost money from the very first month that it started and it’s one of the most profitable divisions inside of Esmark.

Mike Ogrizovich, again metal background, Inland Steel. Mike is over here to the far left, started in the blast furnaces came up through operating, wanted to get out of the mill, requested to go into the commercial side of the business. Mike then, I knew him from my U.S Steel days. Mike was a sales rep worked up to a sales management position with the Inland Steel Company, then went over to Beta Steel, which is again a mini mill electric arc furnace in Indiana. Mike was of a sales manager for Beta, after that he went to Arcelor, the largest company in the world and was a District Manager in the Mid-West for Arcelor before joining Esmark. Mike is now in charge of all of our procurement for Esmark and as you know, from our presentations in New York, we consolidate all the purchasing and we consolidate all the finances up at the holding company at Esmark.

And so, we use the leverage of that consolidated buy as we communicate to our suppliers. Mike would be the President of the Service Center Division going forward and he has done a phenomenal job for Esmark. Jim Ledgard (Ph) a U.S. Steel guy at Mon Valley, went over to AK Steel, was involved and the Project Manager with the start up of AK Rockport, one of the most advanced finishing operations in the world. Currently runs a management consulting business that handles projects in the United States and all over the world. We look at Jim coming in as Vice-President of operations or Chief Operating Officer at Wheeling-Pitt and Jim is considered as one of the finest finishing guys in the United States.

Bill Ristau, as you can see again, we have a kind of hybrid situation, if you see, Bill started with Inland Steel, he was General Manager of commercial for Inland Steel, went over to Ryerson as General Manger of their Service Center. Century Steel, as the President of Century Steel and now as our Chief Commercial Officer at Esmark. John Goodwin, which I described earlier, our reputation obviously unsurpassed at

U.S. Steel, National, Beta, and IST. John again will be the Vice-Chairman of mill operations and everything at Wheeling-Pitt who will report to the guy that seen some of the greatest turnarounds in the North American steel business.

Combination of Esmark and Wheeling-Pitt will create a strong model for growth and profitability in the North American steel business. We will combine the nation’s fourth largest steel mill Wheeling-Pitt with Esmark’s rapidly growing service center and convey (Ph) the distribution network and expertise and provide an opportunity for the new combined company to take a leadership role in the United States steel industry, specifically a downstream portion of that. The company will be managed by a world-class management team composed of some of the best technical people in the industry and overseen by a strong independent board of directors.

The new company will have a global and gradually converting Wheeling-Pitt into a low-cost mini mill and slab converter with an expanded customer base of over 4,000 customers, which will be unparalleled in the United States business. Esmark is continuing on its path of acquiring distribution companies. We expect to close our Cleveland acquisition on this Monday. I’ll show you on the graph a little later and how that matches up. By leading the shift to the new steel industry, industry mainly (Ph) North America, the combined company would represent a significant investment and opportunity for all the Wheeling-Pittsburgh shareholders. We’ll discuss that a little bit more in depth through the presentation.

Combination is consistent with Esmark strategy. We are going to build a niche regional steel company. I want you to visualize a couple of things in Europe, U.S. Steel Kosice one of the best-run steel operations in all of the world and especially in Europe. U.S Steel Kosice is a nice three and a half to four million ton steel operations sitting in Central Europe and Southern Europe is surrounded by Corus, Arcelor/Mittal Steel, Voestalpine, ThyssenKrupp, so you have a nice niche regional mill sitting in there surrounded by four big guys. Okay.

Now you look at the United States, after consolidations occurred here, you are going to have Wheeling-Pitt/Esmark and our downstream strategy surrounded by Nucor, U.S. Steel, Steel Dynamics, and Mittal Steel. You have got four big guys sitting right around us. Again as Kosice has slitting equipment, cut-to-length equipment, dynamo lines, paint equipment, a lot of downstream operations. They have successfully taken that to service essential and Southern European customer base very well.

We will look at the paint lines at Wheeling-Pitt, the downstream slitting and cut-to-length equipment that we have. We will again create a real, a unique company very similar to what’s happening in Europe than the United States. We will not take a leadership position as you see; the mill will become a very small aspect of this company going forward. The U.S. Steels of the world and Mittal Steels and Steel Dynamics and Nucor are going to be the leaders in the North American steel mill business forever. All excellent companies. We are going to be a small company that sits there and builds around, gets very close to the customer base and takes a leadership position in the service center side of the business and you will see our mix going forward now where the revenues stack-up for this company combined. So again, similar to the concept in Europe or the setup that currently runs in Europe. Again, Europe is probably one of the most efficiently run steel models in the world, because Arcelor/Mittal. Arcelor has (inaudible) the largest service center. They own the largest service center in the world. Thyssen owns their own service centers. They also own the largest service center in the United States. Corus, which is the old

British Steel, has their own service center. So they run their in-process inventory as very lean in other customer bases there. The service centers only run with two months worth of inventory over there. So they run a very lean manufacturing base, service center base that is executing to the OEM markets, so they continue to grow, their customers continue to grow and stay healthy. That whole concept is what we are designing along (Ph). The Wheeling-Pitt/Esmark is not going after any automotive (Ph), okay. We are not going after any appliance, those will continue to be served by the big four guys.

We will be servicing all the small OEMs that are sitting in the Ohio valley, Illinois, Indiana providing just in time 24 to 48 hour delivery of our products. We will be the only company that can ship a two-ton order and that can ship a 10 or 100,000-ton order in North America, the only one that can do that. So that’s when we are going to build a niche regional steel company that combines these strengths. We are going to target more profit business mix. We will be 75 - our target is to get the 75% downstream and only a 25% back to mill, mini-mill configuration. Expand our product offerings and market scope, as you could see what I just discussed.

Our financial strength, again we have strong partners. We have a materially stronger balance sheet with all the equity from Esmark coming in plus the additional $200 million in cash sitting on-hand day one at the company and access to equity and debt markets to grow the combined company as we build upon our model. As you can see, this is Esmark’s configuration today, ECT was the first acquisition that now is 2 EG (Ph) lines and Sun Steel and we have grown around that. As you can see the dramatic growth on the revenue side, as well as the EBITDA side and we are on target to make our EBITDA number for 2006, the first 6 months running roughly about $19 million in EBITDA, so we are on target to a little over $9.3 or $9.4 on EBITDA. So we are on target to make our $39 and again that’s without some of the acquisitions that we put in place.

Supply chain integration, Esmark management has proven a profitable distribution platform with significant growth opportunities ahead. Current industry dynamics provide the opportunity to enhance Esmark’s service center business through total supply chain management integration. Again our inventory management, we brought this to the steel industry. As you know, the Pacific Rim runs at roughly one-month supply. So their mills and the service center’s work very tight. In Central and Southern Europe though inventory levels are roughly a month to a month and a half and Greater Europe roughly two months. United States used to run anywhere between 3 to 5 months worth of supply, okay.

The industry is now running, I think the last numbers last month were 2.9 that’s getting right at the threshold or some capacity should come off keeping the service center number down at roughly 2.5 months to 3 months supply. It should never go past 3 months supply. Reason being, service center’s carry two and a half month supply have orders in hand from their customers. You know, it’s like an arbitrage for the guys in Europe, we got the orders and they have the inventory, you match them up. All of your other inventories in the warehouse you have no risk if you are matching up with two and a half months. But anything over three months supply all that inventory is in risk of having when the market goes down $10, $20, $30 per ton, I’m writing that inventory down. At Esmark we have never had an inventory write down even last summer when the steel market dropped $200 a ton. We didn’t have an inventory write down, okay. So if you manage your company and the service centers manage their companies correctly, you take that inventory risk out, okay. So the service centers now in the United States are running, the other month it was 2.7, they got down about 2.4, 2.5 or 2.9. The service centers are running raw and finished good inventory between the 2.5 and 3 months supply, very critical for good healthy North American business. I believe that number should be even further down. It should be running two to two and a half, okay. So it has been a learning curve. They have gotten here and I think the service centers are going to continue to get lower. What that does, it makes the service centers more efficient. The Mills, U.S. Steel, Nucor, Steel Dynamics done a phenomenal job on their cost structures getting very efficient running with a lot fewer tons through their operations and those guys have done a great job. The whole industry is getting more efficient. That’s why you see the profitability these guys are racking up. Everybody’s profitability’s are phenomenal. So they are running their companies very well, okay. That’s what we are going to do at Wheeling-Pitt. On the service center side I could tell you we have a low cost structure, we are profitable, and we stick to the model. So it’s not like the days, we had a service center and a mill that had very high operating costs 13-10, 13 man-hours per ton and the service center that carried 5 months worth inventory. Mills and the mini-mills have got low operating costs. The service centers have got lean and mean. Now we are putting a supply chain together it has got low cost structure all the way through it. That’s how we are going to be able to implement and take those savings and the efficiencies to the OEM markets and let the OEM markets expand in the United States versus taking that manufacturing to China. The United States industry was not efficient. More and more consumption will be going offshore and yet we are running consumption levels of 125 million tons almost at record levels.

Customer access and service: I described that and what we are building this company is all about the customer, okay. The service center, a lot of people will say a service center is a customer, okay. Service center is not a customer, okay. Our customers are the actual guys making product, okay. We are an arm and extension of the mill on cutting the material and getting it, because all the OEMs got rid of their slitting equipment, okay. The mills got rid of their slitting equipment and yet the whole supply chain and efficiencies to produce product at low cost eliminated all those operations. So service centers end up having all the equipment the OEMs got ripped. The OEMs want three days worth of inventory on raw material; 48 hours deliver and drop it there. With all their supply chain management, Camden, Six Sigma everything else, okay, that’s what we do. But from taking it from raw materials it’s all about that customer order. The technology is there; the configuration and the cost structure, the companies are there today to accomplish that.

Low cost producer. Again Wheeling-Pitt’s state-of-the-art electric arc furnace combined with Esmark’s entrepreneurial low-cost distribution platform should position the new company to have one of the lowest cost steel supply chains in the U.S.

De-lever the balance sheet. This transaction is expected to create a stronger capitalized company to provide greater financial flexibility. Esmark is focused on building a more conservative balance sheet for the combined company.

Esmark intends to invest and efficiently use the Hot Strip Mill with a goal of converting one million tons of slab per year. Wheeling-Pitt has been burdened by credit and purchasing limitations obviously through their bankruptcies, extended payments things like that in the market place, while Esmark’s financial strength and purchasing relations will enable a material reduction in the purchasing of raw materials. Any company that has a very leveraged balance sheet obviously has difficulty. Any company in any industry on getting the best price as possible all the way through their operations. By strengthening our balance sheet, which Craig will discuss later. We’ll be able to start deriving a significant amount of the purchasing side that their management just is unable to do due to leveraging of balance sheet. Esmark will target material increased, production liquid steel through the EAF. Through that we will have strategic partners, continue conversation and discussions with Steel Dynamics in many different aspects to get that cost structure down and the productivity up on that piece of equipment. Esmark expects to achieve Hot Strip Mill efficiency and increase volumes and cost savings initiative to help reduce Wheeling-Pitt’s, Wheeling-Pitt’s conversion costs.

Esmark is confident, it can consider a competitive slab agreement for the new company based on many strategic discussions obviously MAN Ferrostaal one of the largest corporations in the world roughly 16 billion in revenue. I think their market cap is north of 10 billion. We have a longstanding relationship with Ferrostaal, huge international trading company, 54 offices in 40 countries have dealt with 12 different slab producing mills and actually last night at 9’o clock, I’m sure it was early morning somewhere in the world that we got a call from another slab guy that wants to supply us 500,000 tons per year. So, you know batting these guys off and the slab supply is our biggest worry at this point, but we’ve had many strategic conversations on putting a good long-term slab supply. Everybody also knows about all the slab supply coming on base in China and India. The slab market will continue to expand and get very flush in the slab market. But again extending the production capabilities along with the supply of slab is currently available and also global slab supply that’s building up will create a lot of synergies in cost reductions for Wheeling-Pitt. If you simply use the average cost coming in today you can take any published number for a conversion cost of a Mill/Wheeling-Pitt or any integrated mill out there and you look at the hot-roll selling price today, you can get your calculator out and on one million tons you are going to find a big, big number you know, north of probably $100 million.

The improved product mix provides the opportunity for potential multiple expansion and value creation. Again as you see the operating mill producing companies to the left and their average multiples, you look at our peer (Ph) sector over to the right and as you can see we look at Wheeling-Pitt as a stand alone on a pro forma basis and our targets to get the 75% downstream about 25% to the mill. Again we will be a leader in the downstream sector. We will be a leader in pricing for slit and deliver products from our service center and in throughout the marketplace. And we will be a downstream company with a mini-mill operation.

Combination of Esmark would significantly improve Wheeling-Pitt’s financial flexibility. To the combination Esmark would contribute over $200 million in liquidity. We have no long-term debt. Our business for 2006 projected EBITDA of $39 million. A new $350 million revolving credit facility for the combined company, very strong financial partners, strong purchasing relationships with our raw materials suppliers, and over 2000 customers will compliment the steel products that are produced by Wheeling-Pittsburgh today.

As you can see, this our targeted growth area, the red represents the acquisition we will complete on Monday. You can broad and expand that more to the south, you know, you have about, with the current trucking regulations in the United States you got about a range of about 450 to 500 miles, so that potentially would go south. We won’t obviously go anywhere to the north. And we don’t have any plans to go. This is the breadbasket of steel consumption in the United States. And this where all the OEM production in the United States is.

We will continue to build the service center network inside of that basket between Pittsburgh and the Ohio valley and Chicago. What that’s going to give you. We have our current truck operations in Chicago, Miami Valley. We have a 350,000 square foot facility just outside of Dayton, Ohio up there and the acquisition target has 5 additional trucks. We will have, we call milk runs where we running light truck loads, full truck loads, completing throughout of that, so we can hit customers with our own dedicated truck fleet and moving product and low cost in the most efficient manner.

It’s very critical today with the truck drivers are turning over at over 100% per year, fuel costs very high. So everything we’re doing is focused on reducing cost through the fuel, through our operations in the service center, at the mills, so we will have a supply chain from Pittsburgh to Chicago all the way through, so we can deliver competitive products to our customers.

Combined the company represents significant investor opportunity for stockholders. Wheeling-Pitt combined with currently Esmark about $570, which will grow post to acquisition to north of $600 million with a proven service center and converted a downstream company. We’re asking for all of your support to elect our proposed slate of directors to ensure the proposed and proper consideration of the Esmark merger proposal.

At this point, I would like to turn it over to my brother Craig, who is both taller and better looking than his little brother and a lot smarter.

<<Craig Bouchard, President>>

Jim just stole my opening line. Thanks everybody in the room, on our webcast and on the dial-in. I’m going to, let me give you a little bit of background about roles and then I’m going to spend a little time telling you about Esmark answering frequent questions where we get, that we get about our financial picture and how we do, what we do. And then I’ll spend a little bit of time on the combination of ourselves and Wheeling-Pitt from a financial perspective and then a little bit of time about the issues that we’ve raised about Wheeling-Pitt’s financial position. Before I do that though, actually the smarter of the two of us I’m definitely the taller of the two, but that’s the only of the three, that’s correct, that Jim mentioned. We grew up in a steel family. Our father worked for Inland Steel for 35 years. He started in the mailroom, one of only three individuals ever to get out of the mailroom to the executive ranks of the companies. We are very proud about that.

Our mother worked for Inland Steel for 13 years is a pension retiree of Inland Steel today. We’re very proud of that. And they are really tough people. They raised 7 kids, I just have to start by saying that we are 5 boys and we all played basketball and because there were 5 and we always played together. It was always three on two and normally it was me and Jim against the other three brothers. And as you might suspect just looking at us. Jim was the guy always diving on the ground to make steals and getting his knees churned up on the asphalt. He’d get the ball, pass to me in the corner, I’d make a jump shot. That’s kind of what we do today at Esmark. I’m responsible; I’m the President and the CFO of the company. I’m responsible for handling the accountants, the lawyers, the bankers, and the union.

The easiest of all that crowd by the way is the union. They are the easiest to handle. I used to think steel is really tough, tough, tough competitive business. Well listen, when you get the accountants all telling you, “hey we want your business, we’re great and those guys are terrible”, and then the bankers come in an say, “We are number one in steel”, and then you hear 15 straight firms tell you we are number one in steel and the lawyers are all the same way they are really tough. I handle all the tough people and Jim handles the customers and the strategy and manages all of our President’s. That’s a pretty good background; I support Jim in his vision in building the company.

I’m going to start right here because this slide entails a number of questions about Esmark. We’re a company that has grown from nothing, just a little over three years ago to a fairly large and profitable company today. People always say “Gee how did you that”, and the answer is simple, we started with a really focused vision about what we wanted to be and that was to buy service centers and distribution companies in the Mid-West of the United States. Focused on flat-rolled and particularly on cold-rolled steel, that were well managed in nearly every case and that had a customer base that mattered to us and a customer base that didn’t match up with other companies that we bought. And that’s what we’ve done, and what you see up on this slide here is a slide that shows the accumulation to our current running rate revenues of $570 million per annum, which is about to go up because we are closing our next acquisition on Monday.

We started in June 2003 with electrocoating technologies and you can see February 2004, January 2005 we made two large acquisitions. It took us a number of months to identify our next set of targets and to negotiate those transactions within March 2005, July 2005 and then we have had two acquisitions in 2006. There are several things that are important about us in this acquisition string; I’ll take the question away from somebody because we always get it “Hey are you guys a roll-up like somebody else that celebrated out there in the market place”, and roll-up normally refers to a financially engineered company, where you take a bunch of companies that on their own aren’t big enough to get liquid or public or whatever. You stick them together, you throw a bunch of leverage on there and you’ve got something that’s normally not very focused, that’s my definition at least of a roll-up.

We are not a roll-up, we had a very, very tightly focused strategy and we’ve bought multi-generational companies that fit the strategy perfectly. We paid cash for all of them. Esmark as Jim mentioned has no long-term debt today. Wheeling-Pitt will change that notion for us for the first time and I’ll talk about how we might deal with that going forward.

But this is a string of very tightly focused companies that are now managed in a couple of ways as Jim mentioned to combine our purchasing power, the buy-side across the companies. We combine the finance functions, so we have a good procedure and policy in the company and yet we maintain the names of these companies, we maintain those management teams, we’ve had no layoffs in any acquisition that we’ve done and our style is to grow things, is to buy things and grow things. We are not sellers and we are not cutters.

So, I start here and I’ll just mention a few other points on this slide which are important, a service center is really a tough thing to buy and the fact that, that we’ve been able to accomplish this many acquisitions of fine companies in this period is a testament to the team that we have. And the way that our process works is, we do very intense due-diligence, we use, you know, we use Arthur Young’s global due-diligence or E&Y’s global due diligence team, Delliot’s (Ph) global due diligence team at times. A friend called (inaudible) in Chicago. We have our principle law-firm in Chicago for deals is Patzik, Frank & Samotny they are fantastic deal attorneys. We also use McGuireWoods and others where necessary.

And then we have a team of people internally that looks at the acquisitions, makes intelligent decisions, gets to valuation quickly and most importantly we sit-down, we get along with the owners that are attempting to sell their business and we strike friendly transactions. I throw this last point in because we are not exactly in the friendly mode with Wheeling-Pitt. Everybody on that list would tell you we are pretty nice guys, call them up if you can.

Jim made the point of the transition of the combination of Esmark and Wheeling-Pitt to a distribution based company with a fine mini-mill in the middle of it and we believe that will position the combined company with that slide Jim showed of total revenues as we grow our distribution of roughly 75% targeted for distribution and 25% through the mill operation. And this is where, although it’s a little hard to read for those in the back of the room. Certainly this is where that combined company will be positioned amongst the distribution related companies in the steel industry. For those who can’t see Ryerson, Reliance, Russell, ThyssenKrupp are on top, our combined company would come in just behind them and be one of the leaders in the industry and that’s before we continue on with our acquisition planned on the distribution side of the business. But I think you can assume that in the longer haul, which for us means a few years from now, we will be near the top of the list as one of the largest distribution companies in the North American steel industry.

On the right side is just some indication of the growth of Esmark and as you can see 2004 was the formation of the company, so there, you know, the number there is small because we just got started, but we have been growing very, very rapidly. Our margins are on the lower right hand side of this chart and basically in the last year or so as it usually takes us about 6 months to do the integration that we are going to do with the companies that we buy whether that be in changing their philosophy on inventory or realigning their floor from an engineering perspective or adding equipment or rationalizing equipment and a number of other things that we do with our acquisitions. So normally it takes 6 months. We have added a couple this year that didn’t have strong operating margins which we are now just on the verge of making more profitable. So you see the sort of the natural increase from where we went last year to where we are coming out margin wise this year. I expect those margins to continue to grow up a little bit further from where we’ve estimated in 2007.

Now let’s talk multiples because this is the next most common question that we get with respect to our transaction. And we will start on the top of this slide and you know, we’ve been called on over time. JP Morgan who is our lead bank as well as our financial advisor, hates to hear this but we are always called on by all the big guys and the top steel, you know, banks out there on the investment banking side, you know companies like Goldman Sachs and UBS and General Electric, you know, finance and all these guys come in and see us. They always use a metric, which you see on the top here, which is implied value of the firm or the firm value and compare that to EBITDA and in the market place this is where the company is trading. So if you look at the firm value to 2006 EBITDA, the first bar chart on the left here, you see where Esmark is situated and valued in this transaction relative to all the other popular names you see in our segment of the industry and those are companies like Steel Technologies, Worthington, Ryerson, Gibraltar, Olympic, Reliance, etc.

If we go out and so that’s got us at a 7.4 multiple with evaluation assigned to us in this transaction. If you go to the right, you will see 2007 EBITDA versus firm value and there you see us with our value lower than the pack and that’s in essence is a mathematical occurrence because we are growing faster than all those other companies and we have targeted this year’s EBITDA in our valuation that one is almost by its nature, you know less than the others. It’s also an indication that we are undervalued in the transaction by some people’s opinion. The bar chart down below is another interesting metric and it’s more of an indication of free cash flow because it compares firm value to EBITDA less your normalized capital expenditures that you’re making in your facilities. And there you see us again with a very conservative valuation relative to our competitors in the publicly traded markets.

Okay, let me talk a little bit about Wheeling-Pitt. As Jim mentioned before and I think we all know this, you know, we are in one of the greatest steel markets of all time, you know and you’ve seen the earnings of all the mills coming out. If you look at the price of hot-rolled versus how this company has performed over the last couple of years this is a simple slide that shows that there. Obviously in 2004 those two quarters where you see those two profit figures, which by industry standards in those quarters were very disappointing. Since then they basically lost money and at that time you see hot-rolled price being in that general band between $400 and $600. This was the opportunity for this company to sock some money away, reduce its debt, and position itself going forward. It hasn’t happened for a number of issues and I’ll mention a few as we go forward. This one here is kind of a Wall Street slide because this talks about earnings expectations and where the analyst estimates where for Wheeling-Pitt through a time period November of ‘04 through the end of 2005 and it’s for Wheeling-Pitt in the gold line here. The producers generally, the mills generally with the blue line and the processors and distributors with the green line and it basically shows a story of with consolidation on both sides of that coin stability in expectations versus performance of all these companies both in the producer and in the distribution segments. The estimates – the expectations and the estimates, the analysts have obviously been disappointing because of Wheeling-Pitt not achieving its estimates in any of these quarters during this time period and as you can see that’s the result of those disappointments and you know why is that?

And this talks about — this slide talks about a number of the things that have gone wrong with the company. The story is basically a surprise all the time and whether it’s low capacity utilization on the electric arc furnace, work outrages because they burn through a lining. You see there was a ductwork collapse last in the fourth quarter of last year that has caused all these problems. There have been bad natural gas hedging decisions, so they in essence have lost money because of those decisions this year. They have had coal supply problems, coke supply problems, it took a long time to get the EAF commission in up and running correctly and just generally a lot of operational issues.

We’ve also have lots of serious OSHA violations; they had an employee killed on premise this year. Generally it is our opinion that the management of this facility is out of control and that’s got to be remedied quickly when we get our management team in there. They have made attempts but the attempts in sort of dealing with these issues have not been successful.

I’m going to talk about leverage here next. This is Wheeling a summary of Wheeling-Pitt’s balance sheet. And on the far low right hand of our chart, you see the EBITDA they have recorded through you know 7/31/2003 through the first quarter of this year. And this tells a story that is sort of very counter to how we go about building our company, which is no debt; try to have the finest balance sheet in our industry. So that we can do extremely well in good cycles and we do okay in the bad cycles and it’s the philosophy. And Jim and I like to sleep at night, we don’t like debt. This is a company that since they came out of bankruptcy in 2003 has actually increased their debt level.

And as you can see for the last year for instance 2005, EBITDA of 9.5 million, let alone losses they have incurred in other quarters. If you look down on the left hand side, they have got $394.6 million of debt had this calculation, which I think was first end of first quarter. Nearly, out of availability under their asset-backed financing revolver (Ph) and they are not – this quarter making little money but generally not making money as a company. That is an unsustainable financial situation.

We can talk about fixing this and fixing this and fixing this and a plan and all this kind of stuff but there is no company in any industry that can survive with $395 million of debt that is not making money, it just doesn’t work. And so we’re very concerned about this and we think that the management, the Board of Directors and everybody else should be focused right here. Their very first thing that they’ve got to accomplish the reduction of leverage of this company. As we put together our offer, we sat down first and said okay let’s, you know, we have got a strategy we’ve got our management team in place. How much liquidity do we think this company needs to first survive and then secondly, execute a plan that makes sense for its shareholders?

Jim and I came up with a number of minimum of $400 million of cash and available credit facilities because they not only have to pay their debt and meet their obligations. They also have to invest in the company. This isn’t, you know for the shareholders an exercise in surviving this year. It’s an exercise in building shareholder value over a sustained period of time for these shareholders. So there are investments that are going to have to be made in many aspects of Wheeling-Pitt going forward. You got to have money to do that.

So, Jim and I said well minimum of $400 million of cash and availability of liquid credit for this company is where they must be. Our offer was put together with that as the financial foundation. Our largest shareholder Franklin Mutual Advisers putting up an additional $200 million of cash to be sitting on the balance sheet at close and JP Morgan actually lead and has underwritten for us a $350 million credit facility. It is a short-term credit facility and then we will assume the long-term debt that is — continues with the company. One of our first objectives will be to take our cash flow and reduce that debt level as necessary as we go forward. And we will do what it takes to flip flop this balance sheet, which is today mostly debt with some equity to mostly equity with some debt. That is the philosophy of our company. And as we found over the last few years starting from nothing, this really is exaggerated in your business experience everyday because when we started from nothing everybody says “gees should we extend this company credit, we are a start up” you know, so we went through this, we lived through it all the time.

And because we went at it from the start paying cash and with equity, creditors immediately, you know, liked what we were doing. The mills provided outstanding support for us. Our trading partners provided outstanding support for us. Our purchasing cost went low immediately, everything became very competitive. Wheeling-Pitt is now in the opposite situation, every time they buy something they’re paying the highest price that’s out there in the world for it.

And if you look through their publicly available information that becomes one of the ingredients as to why it is in essence in our opinion the highest cost mill, not only in North America, but in the major countries right now.

Okay, so that, you know rather than going down all of these problems that they’ve got commercial lawsuits, raw material procurement and EPA violation, ductwork collapses and instead of going through that, I’d just like to spend a couple of minutes on management and board because we’ve all been on boards and many people in this room and on the call and on the web cast have been on or are on board’s and many people have been managers. What is it that managers do, when we say its got to be better managed, what does that mean? This part is not magical, you know, it’s commercial activity, it’s accounting, it’s legal, it’s finance, it’s operational it’s IT, it’s all your normal kinds of departments.

You have to negotiate deals well. We have to make good contracts that hold up and don’t get violated. You can’t spend your time on lawsuits all the time, you know. On the IT side you need a system by which as a company particularly in our business because the steel is complex from the perspective of the product itself. A lot of customization for the customers that you need a system that allows you to estimate, what is my cost of this product, so I can sell it profitably.

You know, all these things are basic blocking and tackling. Spending your time on mistakes through all those main normal areas of the business is what makes bad management. What does good management do? Good management runs a company that has consistent earnings that gradually grows that grows with a managed level to it, certainly doesn’t fall, right. That’s what good management does.

What does a good board do? A good board spends its time on oversight of the mangers, procedure, policy, and then selecting managers, employing mangers that will execute what that oversight calls for. We have got a management team here that has failed in almost every respect of that blocking and tackling I just mentioned and we’ve got a board that’s put that management team and kept that management team in place to the detriment of the shareholders and not only that, locked them in with golden parachutes here over the last few years on two occasions.

It’s a board that’s not functioning in the best interest of the shareholders, which we are one, I would like to say that, and it’s the management team that has consistently underperformed all of the major players in its industry. That’s why we think this thing has to be better managed and why we think we can do it.

Now, I want just to spend a couple of seconds on CSN; it’s a fine company by the way. We buy steel from them. Wheeling-Pitt announced its intent to pursue a strategic alliance with CSN on May 5th of 2006. Roughly a couple of days later they had their quarterly conference call, they were asked about the press release and the management said, “No comment, we can’t comment on a press release”. So that was the beginning of a bunch of things that didn’t make very much sense to us at least.

Wheeling-Pitt has not disclosed any details of this potential alliance since the day of the press release. That was May 5th, we are almost to August. It’s a little bit unusual. We would like to know what are the details of this strategic alliance. How is it going to reduce the debt, how is it going to increase the cash-flow, how is it going to improve the management performance of the company and I think all shareholders should be asking this question. We are happy to talk about anything with respect to our offer for the company. We don’t know anything about the CSN offer, so it’s really hard to even compare us with that offer and we believe that the shareholders are entitled to a complete and accurate information on that proposal as well as on ours and so again our request is simply let’s get in both to the shareholders and we do that in essence by slating a Board of Directors that will consider both offers fairly and then take those offers to the shareholders and with that I think everybody can relax and we are happy to take questions both from the crowd, from the webcast and from the telephone and I believe we are now going to have somebody come up and help us with the queuing systems. I’m sorry, Scott Westwood from McGuire Woods, one of our very strong gentlemen as a counsel is going to say a few words and then we are going to take the questions.

<<Scott Westwood, McGuire Woods>>

Before we start the question and answer session I just wanted to say that as previously disclosed by Wheeling-Pitt, Esmark and Wheeling-Pitt have had prior interactions, which were covered by a confidentiality agreement. Accordingly, some of Esmark’s answers to questions asked today maybe limited by the terms of that confidentiality agreement. Thank you for your understanding. Operator, please proceed.

Q&A

Operator: Thank you very much Mr. Westwood. Good morning ladies and gentlemen and welcome to the Q&A portion of today’s meeting. For those members of the investment community dialing in who would like to ask a question, please press “*” “1”. We will start out by alternating questions between investors on the floor and those who have dialed into the conference call. Those of you listening to today’s meeting via webcast who wish to ask a question, will need to dial the conference number which is 877-497-0491 for U.S and Canadian callers and 706-679-0330 for international callers. The conference ID number is 3482968. In order to keep things moving along we will only be taking questions from the investment community at this time. In the interest of time we appreciate that you limit yourself to one question. We will now take our first question from the floor. Please identify your name and firm and please go ahead.

<A - Scott Westwood>: If anyone has a question just raise your hand otherwise we will go to the callers. Operator, we can go to the callers.

Operator: Thank you. One moment. Again to ask a question press “*” then the number “1”. Your first question comes from the line of Josephine Shea with RBC Capital Markets.

<Q - >: Good morning. Interesting story. Just a couple of very quick questions. If you are successful in your bid for Wheeling, how much EBITDA do you think you can make in the combined entity?

<A - Craig Bouchard>: This is Craig. I’ll take a shot at that. Because we are bound by confidentiality I have to answer that question by looking at Esmark and combining it with any reasonably run 2 to 3 million ton mill operation that has a geographic reach that could service us and with a mini-mill orientation because as you know our intent is to import slabs in large quantities and run them through a hot strip mill, so whatever candidate, it would have to have a hot strip mill that could do that for us. But given what we can make on the slab side what our service centers are doing currently without further growth on the service center side, our estimates are within 2 to 3 years about 300 million of EBITDA. I want to qualify this with a few things. We are closing our next acquisition on Monday that’s a fine service center in Cleveland, Ohio and again in our geographic target and we are in discussions of mild to more than mild levels with a couple of additional parties. If successful in everything that we are currently discussing on the service center acquisition front, our service center would double within probably by the end of this year and if not we have no doubt that we will double in size in the service center side by next year. With that would be more than at least the doubling of revenues and at least the doubling of EBITDA because we don’t buy companies that lose money.

<Q - >: Okay, linked to this I guess another question. Since the combined entity would be one of the few or, the only, company in North America, which has steel making capacity as well as service center capabilities. I’m just very curious to hear from you what kind of EBITDA multiple you think the market would attribute to this new Esmark? Historically, steel service centers and its two producers have traded at very different EBITDA multiples. Do you have any view how the market would look at this?

<A - James Bouchard>: I think if you look at the configuration on the slide again we’ll be about 25% mini-mill and about 75% downstream meaning OEM producing well formed products, corrugated products, which is an actually OEM business which even trades at higher multiples in the industry. You see what the service centers that Craig presented earlier, so we believe that multiple trade between the mini-mill and the service center sector.

<Q - >: Any idea to put a number on there or?

<A - James Bouchard>: We don’t. I think they will determine that on the performance of our company. We believe, we’re going to perform very strong as our track record has shown. And again our growth, Craig just talked about somethings we’re you know, working on. We’ll have a good growth to platform put in place that some of our competitors on the producing side as well as the service center side won’t have, so obviously we think that multiple will be strong between the mini-mill and the service center side, but the industry, the markets and the people in this room and the people around the phone will obviously see the performance that we have and we think that we’re going to trade a very nice multiple. That’s why we feel the shareholders of Wheeling-Pitt should hold on their shares because we’re going to create something here that’s going to be very unique, very well run, very profitable and if I’m again, we’re a shareholder and we’re going to hold on our shares.

<Q - >: Okay, thank you.

<A - Scott Westwood>: Okay we’ve got a pretty decent crowd here and no questions from the crowd. Okay, must have been a very good presentation. Any others lined up in the call queue?

Operator: Once again if you would like to ask a question via the phone, please press “*” “1” at this time.

<A - Craig Bouchard>: Well, while we’re waiting, I would just like to mention one thing that we didn’t touch on and I thought we might have a question but if there isn’t one in the queue I’ll touch on it anyway. You know, we have spent a great deal of time in discussion with the United Steel Workers about the transaction, as you know, this is a significant United Steel Workers’ shop at Wheeling-Pitt. The steel workers are the reason the company is still in existence having gone through bankruptcy twice and having offered up a significant help in the restructuring of the company twice. We spent six months in discussions with the senior leadership of the union on how we can partner with them to make this a success story going forward. And as you know, the union has come out publicly with approval of our transaction. One, we appreciate the support. Two, there has been a lot of discussion about you know, people and how do you lower cost and it’s a very complex thing. And there is nothing that is rash about how we would act. It will take a lot of analysis and a lot of teamwork with the union and with management to make sure that we do all the right things. But we have and - we do have an agreement with United Steel Workers that we can accomplish the turnaround of this company without layoffs of union employees and that is our intention.

<A - John Goodwin>: This is John Goodwin. I’d just like to follow-up on what Craig was talking about the union. As Jim mentioned, we got together at Gary and had a lot of fun turning around a facility that had capital poured into it. However, I have been involved in other turnarounds where there was no capital. But I would say in all the turnarounds that Jim mentioned, there has been one common thread and it hasn’t been capital. It’s been the human capital element of the business and that has to be driven by the management and union leadership working together and I’m bound by confidentiality, so I can’t talk specifically about Wheeling-Pitt but in my past experience, the common thread is the human capital is not being tapped because of leadership and it’s union and management leadership. And the magic happens when both of those groups get together and make things happen and the costs will come out of the operation, you don’t even have to look at it, you know it’s going to be quality per cost report, quality or what I call cost report, quality is going to be hard to predict with maintenance program, it’s going to be out of focus and in involving the people in reduction of conversion cost, reducing of delays. In this case maximizing the wonderful EAF that’s been installed there and all that capital put in there, how do we maximize that facility utilizing the people? And what makes me excited about this and it takes a lot to excite an old guy, but in these 39 years, I’m married to my wife 41 years and I love this business. I was born in Queens somehow moved up to Saratoga and by the way I’m asking the investors to bet on Esmark and a horse named Steel Milli (Ph) and the horse is running tomorrow and there’s some background on that, but I won’t waste your time getting into it. But the approach here, there’s not going to be blast furnaces re-aligned at Wheeling-Pittsburgh Steel. This contest continues charging, EAF will be maximized by utilizing a blast furnace that exists there without putting money into it and we, as Jim touched upon, Esmark’s in discussions with STI to develop technologies to take us beyond what the blast furnace light is and the people we’re going to have hit the floor running. One guy is part of the turnaround team has run 4 EAF shops two of which were new core facilities. He has designed this process in one facility in the United States. He has run and refined and made successful the process in another facility in America, there are two I think, two Randy, and we’re going to - he’s going to shoot the lights out with that facility. The other focus is on the strip mill and part of the turnaround team has been involved in the Gary turnaround and that’s the story I told you about huge capital dollars sunk into Gary Works, the supposed flagship of United States Steel. I was in the Valley, I was in Fairless (Ph) and I watched money poured into Gary Works nothing happening and when I talk about human capital when we got there and Jim and I were involved putting in a profitability system, you know that’s something you usually find in a turnaround in the steel business. Amazingly enough, there isn’t a measurement, a true measurement of actual costs and actual profitability by customer order item would kind of blow your mind because when you start your business in a garage you wouldn’t have it that way but also that’s Strip Mill, it had money poured into it, it was averaging 3700 tons a turn and we got it to 5700 tons a turn within 6 to 9 months I forget because I’m getting old. But maximizing that EAF should put us in competitive position with the many strategic slab deal that Jim touched on, you know, that will happen just 12, 14 slab sources available and like he said, we are in conversations with one last night. The focus will be on the involvement of the people. The Strip Mill, the hot charge it’s hard coverage, it’s conversion cost, it’s basic stuff that can’t possibly be there based on the results that Wheeling-Pitt versus the competition. So I already know where the cost is going to come out and it’s going to be in those areas and I just wanted to follow-up on Craig’s comments about the union that Dave McCall to the three Johns to Bill to Bernie to Ken to Rocky and to Ronnie all right, I have to say when I met these people and that’s the Union leadership I’ve only looked in the eyes in one other experience and I’m not going to mention which one in all my turnarounds and I am pumped up about the Union Leadership of Wheeling-Pittsburgh and we are going to make it happen, bet on Esmark and Steel Milli. Thanks.

<A - Scott Westwood>: John, any other questions?

<Q - >: You guys talked about some of the operational issues at Wheeling-Pitt. Could you give a sense for cost savings associated with this merger in say 2007. Could you also talk about any potential or not potential, but off balance sheet liabilities at Esmark on pension OPEB?

<A - Jim Bouchard>: First, let’s start with the last one because that’s the easiest one. Esmark as its - as it made its acquisitions is typically a buyer of asset, these are all private companies we’ve bought. When you buy assets we generally don’t assume liabilities. So, Esmark has no legacy cost, we have no pension obligations - we have no pension plans in any of the companies at this time. We convert where we have unionized shops and we have steelworkers in teamster shops and we also have non-unionized shops, of course. Where we have union shops we put in place an outstanding you know, 401-K investment vehicle for the employees. We have arrangements to put additional money and sometimes profit sharing to those employees, and we generally like to leave the investment decision in the hands of our employees, and we give them investment counseling if they need help in making those decisions. But we accept on the service center side, no legacy cost whatsoever. So, we have the cleanest balance sheet, no debt, no legacy in our industry. And with respect to commenting on cost savings at Wheeling-Pitt, we are restricted by our confidentiality agreement from disclosing information that we’ve learned from Wheeling-Pitt during the period that that was in place. Unfortunately we can’t do that well. But, we can make a general statement. Companies that come out of bankruptcy, and companies with large amounts of leverage when they go out and buy things they pay top dollar. I mean you can’t find one out there if you go through bankruptcy experiences where that’s not the case, and this is the case at Wheeling-Pitt. And they have also sort of you know, publicly disclosed sense you can comment because in the conference calls you hear where they have hedged their natural gas position, for instance and other things. These are at rates that were way above market costs and a lot of money in recent quarters. So, Wheeling-Pitt has been a very inefficient buyer. There will be material synergies for any unleveraged well-managed company that owns that company.

<Q - >: One follow-up. Can you talk about - and this maybe a difficult question to answer, but -the biologic Wheeling-Pitt any issues with this Board of Directors. Can you talk at least in general terms on that?

<A - Jim Bouchard>: It’s not fair to do that for one thing, and but you know, the situation is a pretty clean-cut situation. We have filed our initial proxy with the SEC. So, that’s where you start the conversation, upon receipt of approval of our proxy running through the appropriate SEC process we will go out to shareholders with that proxy. All shareholders will receive that envelope with our proxy and a white vote card in there, and white is right, like my brother likes to say, remember that. The decision is going to be a very simple decision for the shareholders of Wheeling-Pitt, do you want to continue with the existing Board of Directors and allow them to form the course of the future of the company with the existing entrenched management team that have just received their golden parachutes, or do you want to take a new independent incredibly strong group of people that are accomplished, and let them make the decision on what to do with that company. Jim and I, of course, as members of that board we have to recuse ourselves from that decision making process, that’s obviously clear. The board would be left with the group that we’ve slated, and two representatives of the United Steelworkers where we’ve said we would not, certainly not oppose them being reelected to the board, in fact support their reelection to the board. So, that crowd should make the decision in the best interest of all shareholders. If we lose in that fair fight, we loose, we move on, we build our massive service center company, and then we look at other opportunities and we grow our company. But we don’t think that’s going to happen.

Operator: If you would like to ask a question via the phone, please press “*”then the number “1” at this time.

<A - Jim Bouchard>: Is that it. Any other questions, if not I just want to conclude and thank every for coming today, especially coming out. It could have been a lot easier if it had been on the web cast and to call in and for you to make your way over here to New York. We greatly appreciate calls and on the web cast from the multiple states, and I am sure we got some calls from out of the country. Thank you very much. Again, please look at our Board of Directors very well accomplished guys, individuals very diverse versus the current Wheeling-Pittsburgh Steel Board of Directors and we want to thank you for your consideration, your time today and helping us to build this company, thank you.